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EXHIBIT 99

                       PRECISION OPTICS CORPORATION, INC.
             IMPORTANT FACTORS REGARDING FORWARD-LOOKING STATEMENTS

    In our annual report on Form 10-KSB for the fiscal year ended June 30, 2000 and from time to time in public statements made by our management, we have made and will continue to make forward-looking statements about our business, including predictions about our future financial performance. OUR ACTUAL RESULTS MAY DIFFER SIGNIFICANTLY FROM THE RESULTS PREDICTED IN OUR ANNUAL REPORT AND IN FUTURE PUBLIC STATEMENTS. Factors that might cause such a difference include, but are not limited to, the factors discussed below:

THE SUCCESS OF OUR DWDM INITIATIVE IS NOT GUARANTEED--IF THIS INITIATIVE IS UNSUCCESSFUL, OUR OPERATING RESULTS MAY BE SEVERELY IMPAIRED.

    We plan to devote the majority of our research and development resources to the development and marketing of new products, particularly filters made of specially treated glass which will be used as

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components in Dense Wavelength Division Multiplexers (DWDMs). DWDMs are devices which, when inserted in fiber optic cable lines, increase significantly the amount of data that such lines can carry.

    The Company is in the process of developing DWDM filter prototypes which can reliably meet a set of performance requirements supplied to us by potential customers. While in recent months we have begun to market, produce and distribute DWDM filters which meet certain of our customers' performance requirements, we cannot guarantee that our DWDM initiative as a whole will be successful or that we will succeed in developing and marketing DWDM filters or any other new products. Also, certain domestic and foreign companies have begun marketing products which employ technologies similar to our DWDM filter technology. We cannot predict whether the DWDM filters, which we have developed or will develop in the future, will be perceived in the marketplace as more cost-effective, efficient or reliable than these competing products.

    Based upon our expectations about market acceptance of our DWDM filters, we expect to continue to increase our research and development expenditures in the DWDM area. Our operating results may be severely impaired if these development efforts are unsuccessful or if sales of our new products are below expectations.

OUR QUARTERLY FINANCIAL RESULTS DEPEND ON A LARGE NUMBER OF FACTORS AND THEREFORE MAY VARY QUARTER TO QUARTER--AS A RESULT, WE CANNOT PREDICT WITH A HIGH DEGREE OF CERTAINTY OUR OPERATING RESULTS IN ANY PARTICULAR FISCAL QUARTER.

    Our quarterly operating results may vary significantly depending upon factors such as:

             -  the timing of completion of significant orders

             - the timing and amount of our research and development expenditures

             - the costs of initial product production in connection with new products

             - the timing of new product introductions -- both by us and by our competitors

             - the timing and level of market acceptance of new products or enhanced versions of our existing products

We cannot be certain whether we will be able to grow or sustain revenues or achieve or maintain profitability on a quarterly or annual basis or that levels of revenue and/or profitability may not vary from one such period to another.

WE RELY ON A SMALL NUMBER OF CUSTOMERS AND CANNOT BE CERTAIN THEY WILL CONSISTENTLY PURCHASE OUR PRODUCTS IN THE FUTURE.

    In the fiscal year ended June 30, 2000, our two largest customers represented approximately 46% and 11%, respectively, of our total revenues. In the fiscal year ended June 30, 1999, our largest customer represented approximately 46%, of our total revenues. In the fiscal year ended June 30, 1998, our three largest customers represented approximately 22%, 14% and 10%, respectively, of our total revenues. No other customer accounted for more than 10% of our revenues during those periods.

    The customer described above (representing 22% of 1998 revenues) no longer place orders with us. We attribute the loss of their business to two primary factors: declining demand for their own products (of

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which our products were components) and the availability to those customers of lower cost alternatives to our products sold by foreign manufacturers.

    In the future, a small number of customers may continue to represent a significant portion of our total revenues in any given period. We cannot be certain that such customers will consistently purchase our products at any particular rate over any subsequent period.

WE RELY HEAVILY UPON THE TALENTS OF OUR CHIEF EXECUTIVE OFFICER AND OUR SENIOR VICE PRESIDENT, OPTICAL THIN FILMS TECHNOLOGY--THE LOSS OF EITHER OF THEM COULD SEVERELY DAMAGE OUR BUSINESS.

    Our performance depends to a large extent on a small number of key scientific, technical, managerial, and marketing personnel. In particular, we believe our success is highly dependent upon the services and reputation of our Chief Executive Officer, Mr. Richard E. Forkey, and our Senior Vice President, Optical Thin Films Technology, Dr. James D. Rancourt (who has recently assumed primary operating responsibility for our optical thin films initiative). Loss of either Mr. Forkey's or Dr. Rancourt's services and scientific contributions could severely damage our business.

WE MUST CONTINUE TO BE ABLE TO ATTRACT EMPLOYEES WITH THE SCIENTIFIC AND TECHNICAL SKILLS THAT OUR BUSINESS REQUIRES--IF WE ARE UNABLE TO ATTRACT AND RETAIN SUCH INDIVIDUALS, OUR BUSINESS COULD BE SEVERELY DAMAGED.

    Our ability to attract employees with a high degree of scientific and technical talent is crucial to the success of our business. There is intense competition for the services of such persons, and we cannot guarantee that we will be able to attract and retain individuals possessing the necessary qualifications.

WE HAVE A NUMBER OF LARGE, WELL-FINANCED COMPETITORS WHO HAVE RESEARCH AND MARKETING CAPABILITIES THAT ARE SUPERIOR TO OURS.

    The industries in which we compete are highly competitive. Many of our existing and potential competitors have greater financial resources and manufacturing capabilities, more established and larger marketing and sales organizations and larger technical staffs than we have. Other companies, some with greater experience in the telecommunications, optics, semiconductor or medical products industries, are seeking to produce products and services that compete with our products and services.

WE ARE SUBJECT TO A HIGH DEGREE OF REGULATORY OVERSIGHT--WE CANNOT BE CERTAIN THAT WE WILL CONTINUE TO RECEIVE THE NECESSARY REGULATORY APPROVALS.

    The FDA has allowed us to market the medical products we currently sell in the United States. However, prior FDA approval may be required before we can market additional medical products that we may develop in the future. We may also seek to sell current or future medical products in a manner that requires us to obtain FDA permission to market such products. We may also require the regulatory approval or license of other federal, state or local agencies or comparable agencies in other countries.

    We cannot be certain that we will continue to receive the FDA's permission to market our current products or obtain the necessary regulatory permission, approvals or licenses for the marketing of any of our future products. Also, we cannot predict the impact on our business of FDA regulations or determinations arising from future legislation or administrative action.

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WE FACE RISKS INHERENT IN PRODUCT DEVELOPMENT AND PRODUCTION UNDER FIXED PRICE
CONTRACTS--WE CANNOT BE SURE THAT THESE CONTRACTS WILL BE PROFITABLE OVER TIME.

    A significant portion of our business has been devoted to research, development and production under fixed price contracts. For our purposes, a fixed price contract is any contract under which we will provide products or services for a fixed price over an extended period of time (usually six months to a year, with some government contracts extending as long as three years). In our 2000, 1999, and 1998 fiscal years, fixed price contracts represented approximately 68%, 62% and 55%, respectively, of our total revenues. We expect that revenues from fixed price contracts will continue to represent a significant portion of our total revenues in future fiscal years.

    Because they involve performance over time, we cannot predict with certainty the expenses involved in meeting our obligations under fixed price contracts. Therefore, we can never be sure at the time we enter into any single fixed price contract that such contract will be profitable for us. Although fixed price contracts were profitable for us overall in each of 2000, 1999 and 1998, cost overruns have caused, and will likely continue to cause, individual fixed price contracts that we enter into from time to time to be unprofitable.

THIRD PARTIES MAY INFRINGE ON OUR PATENTS--AS A RESULT, WE COULD INCUR SIGNIFICANT EXPENSE IN PROTECTING OUR PATENTS OR NOT HAVE SUFFICIENT RESOURCES TO PROTECT THEM.

    We hold a number of patents that are important to our business. Although we are not currently aware of any past or present infringements of our patents, we plan to protect these patents from infringement and obtain additional patents whenever feasible. To this end, we have obtained confidentiality agreements from our employees and consultants and others who have access to the design of our products and other proprietary information. Protecting and obtaining patents, however, is both time consuming and expensive. We therefore may not have the resources necessary to assert all potential patent infringement claims or pursue all patents that might be available to us.

THIRD PARTIES MAY CLAIM THAT WE HAVE INFRINGED ON THEIR PATENTS--AS A RESULT, WE COULD BE PROHIBITED FROM USING ALL OR PART OF ANY TECHNOLOGY USED IN OUR PRODUCTS.

    The technologies used or to be used in our advanced optical systems may infringe upon patents or proprietary technology held or owned by other persons. Should these persons claim a proprietary right to all or part of any technology that we use in our products, such a claim, regardless of its merit, could involve us in costly litigation. If successful, such a claim could also result in us being unable to freely to use the technology that was the subject of the claim, or sell products embodying such technology.

WE DEPEND ON THE AVAILABILITY OF CERTAIN KEY SUPPLIES AND SERVICES THAT ARE AVAILABLE FROM ONLY A FEW SOURCES--IF WE EXPERIENCE DIFFICULTY WITH A SUPPLIER, WE MAY HAVE DIFFICULTY FINDING ALTERNATIVE SOURCES OF SUPPLY.

    Certain key supplies used in our products, particularly precision grade optical glass, are available from only a few sources, each of which is located outside the United States. Also, outside vendors grind and polish certain of our lenses and other optical components, such as prisms and windows. Based upon our ordering experience to date, we believe the materials and services required for the production of our products are currently available in sufficient quantities. Our requirements are small relative to the total supply, and we are not currently encountering problems with availability. However, this does not mean that we will continue to have timely access to adequate supplies of essential materials and services in the future or that supplies of these materials and services will be available on satisfactory terms when the need

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arises. Our business could be severely damaged if we become unable to procure essential materials and services in adequate quantities and at acceptable prices.

    From time to time, certain of our products may be produced for us by subcontractors, and our business is subject to the risk that these subcontractors fail to make timely delivery. Our products and services are also from time to time used as components of the products and services of other manufacturers. We are therefore subject to the risk that manufacturers that integrate our products or services into their own products or services are unable to acquire essential supplies and services from third parties in a timely fashion.

OUR CUSTOMERS MAY CLAIM THAT THE PRODUCTS WE SOLD THEM WERE DEFECTIVE--IF OUR INSURANCE IS NOT SUFFICIENT TO COVER A CLAIM, WE WOULD BE LIABLE FOR THE EXCESS.

    Like any manufacturer, we are and always have been exposed to liability claims resulting from the use of our products. We maintain product liability insurance to cover us in the event of liability claims, and no such claims have been asserted or threatened against us to date. However, we cannot be certain that our insurance will be sufficient to cover all possible future product liabilities.

WE WOULD BE LIABLE IF OUR BUSINESS OPERATIONS HARMED THE ENVIRONMENT--FAILURE TO MAINTAIN COMPLIANCE WITH ENVIRONMENTAL LAWS COULD SEVERELY DAMAGE OUR BUSINESS.

    Our operations are subject to a variety of federal, state and local laws and regulations relating to the protection of the environment. From time to time, we use hazardous materials in our operations. Although we believe that we are in compliance with all applicable environmental laws and regulations, our business could be severely damaged by any failure to maintain such compliance.

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